Exhibit 1.1


                       VAN KAMPEN UNIT TRUSTS, SERIES 474

                                 TRUST AGREEMENT

                            Dated: December 22, 2004

     This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, and Van Kampen Asset Management, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

     1. The Securities listed in the Schedules hereto have been deposited in trust under this Trust Agreement.

     2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

     3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

     4.   Section 1.01(5) is replaced in its entirety by the following:

     "(5) "Business Day" shall mean any day on which the New York Stock Exchange is open for regular trading."

     5. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

     6. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

     7. The term "Deferred Sales Charge Payment Date" shall mean May 10, 2005 and the 10th day of each month thereafter through September 10, 2005.

     8. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for the Trust set forth in the "Summary of Essential Financial Information" in the Prospectus.

     9. The term "Supervisor" shall mean Van Kampen Asset Management and its successors in interest or any successor supervisor appointed as provided in the Standard Terms and Conditions of Trust.

     10. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

     11.  Section 2.01(b) shall be replaced in its entirety by the following:

     "(b) From time to time following the Initial Date of Deposit, the Depositor, or the Distribution Agent acting on behalf of Rollover Unitholders, is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee (i) additional Securities, duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form (or purchase contracts relating to Contract Securities), and/or (ii) cash (or a Letter of Credit in lieu of cash) with instructions to purchase additional Securities, in an amount equal to the portion of the Unit Value of the Units created by such deposit attributable to the Securities to be purchased pursuant to such instructions. Such deposit of additional Securities or cash with instructions to purchase additional Securities shall be made, in each case, pursuant to a Supplemental Indenture accompanied by a legal opinion issued by legal counsel satisfactory to the Depositor. Instructions to purchase additional Securities shall be in writing, and shall specify the name of the Security, CUSIP number, if any, aggregate amount, price or price range and date to be purchased. When requested by the Trustee, the Depositor shall act as broker or agent to execute purchases in accordance with such instructions; the Depositor shall be entitled to compensation therefor in accordance with applicable law and regulations. The Trustee shall have no liability for any loss or depreciation resulting from any purchase made pursuant to the Depositor's instructions or made by the Depositor as broker, except by reason of its own negligence, lack of good faith or willful misconduct.

     In connection with any deposit pursuant to this Section 2.01(b) in an Equity and Treasury Trust, the Depositor shall be obligated to determine that the maturity value of the Zero Coupon Obligations included in the deposit, divided by the number of Units created by reason of the deposit, shall equal at least $11.00.

     The Depositor, or the Distribution Agent acting on behalf of Rollover Unitholders, in each case, shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, in the identical ratio as the Percentage Ratio for such Securities. With respect to an Index Trust, such additional Securities may be deposited or purchased in round lots; if the amount of the deposit is insufficient to acquire round lots of each Security to be acquired, the additional Securities shall be deposited or purchased in the order of the Securities in the Trust most under-represented in the Trust's portfolio in comparison to their weighting in the Trust's Target Index. The Depositor shall deliver the additional Securities which were not delivered concurrently with the deposit of additional Securities and which were represented by Contract Securities within 10 calendar days after such deposit of additional Securities (the "Additional Securities Delivery Period"). If a contract to buy such Securities between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason the Securities are not delivered to the Trust by the end of the Additional Securities Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in its entirety, apply the moneys in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.12. If the Depositor does not take the action specified in Section 3.12 within 10 calendar days of the end of the Additional Securities Delivery Period, the Trustee shall forthwith take the action specified in Section 3.12."

     12. Sections 5.01(b) and (c) are replaced in their entirety by the following:

     "(b) During the initial offering period of a Trust (as determined by the Depositor), the Evaluation for each Security shall be made in the following manner: (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the market value of such Securities; and (ii) with respect to other Securities, such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Trustee. If the Securities are listed on a national or foreign securities exchange or traded on the Nasdaq Stock Market, Inc. and market quotations of such Securities are readily available, the market value of such Securities shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon. In the case of Zero Coupon Obligations, such Evaluation shall be made on the basis of current offer side prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust and, if offer side prices are not available for the Zero Coupon Obligations, on the basis of offer side price for comparable securities, by determining the valuation of the Zero Coupon Obligations on the offer side of the market by appraisal or by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation). For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

     (c) After the initial offering period of Units of a Trust (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b) on the basis of current bid side prices for Zero Coupon Obligations and the bid side value of any relevant currency exchange rate expressed in U.S. dollars."

     13.  Section 6.05(a) shall be replaced in its entirety by the following:

     "(a) If the Depositor shall offer a subsequent series of a Trust (the "New Series"), the Trustee shall, if so directed and at the time specified by the Depositor, send a form of election to Unitholders (which may be included in the notice sent to Unitholders specified in Section 9.02) whereby Unitholders, whose redemption distribution would be in an amount sufficient to purchase at least one Unit of the New Series, may elect to (i) have their Units redeemed through an In Kind Distribution in the manner provided in Section 6.02, (ii) have the Distribution Agent make a determination as to which Securities, if any, are identical to securities contained in the New Series ("Common Securities"), (iii) have the Distribution Agent sell Securities which are not Common Securities, and
(iv) have the Common Securities and the cash proceeds from the sale of other Securities applied by the Distribution Agent to purchase Units of the New Series, all as hereinafter provided. The Trustee shall honor properly completed election forms returned to the Trustee, accompanied by any Certificate evidencing Units tendered for redemption or a properly completed redemption request with respect to uncertificated Units, by its close of business five days prior to the Special Redemption Date.

     All Units so tendered by a Unitholder (a "Rollover Unitholder") shall be redeemed and canceled on the Special Redemption Date. Subject to payment by such Rollover Unitholder of any tax or other governmental charges which may be imposed thereon, such redemption is to be made through an In Kind Distribution pursuant to Section 6.02 by distribution of cash and/or Securities to the Distribution Agent on the Special Redemption Date (herein called the "Rollover Distribution"). Any Securities that are made part of the Rollover Distribution shall be valued for purposes of the Rollover Distribution as of the Special Redemption Date.

     The Distribution Agent shall determine, based on the value of a Unitholder's Rollover Distribution, the maximum number of Units of the New Series such Unitholder is able to purchase using such Rollover Distribution. Thereafter, based upon the composition of the portfolio securities of the New Series, the Distribution Agent will calculate the number of Common Securities to be contributed to create the requisite number of Units of the New Series specified above. All Securities, other than the Common Securities to be contributed to the New Series, included in a Unitholder's Rollover Distribution shall be sold by the Distribution Agent on the Special Redemption Date pursuant to the Depositor's direction, and the Distribution Agent may employ the Depositor as broker or agent in connection with such sales. For such brokerage services, the Depositor shall be entitled to compensation at its customary rates, provided however, that its compensation shall not exceed the amount authorized by applicable laws and regulations. In the event the Depositor does not direct the manner in which Securities are to be sold, the Securities shall be sold in such manner as the Distribution Agent, in its sole discretion, shall determine. The Distribution Agent shall have no responsibility for any loss or depreciation incurred by reason of any sale made pursuant to this Section 6.05.

     Upon each trade date for sales of non-Common Securities included in the Rollover Unitholder's Rollover Distribution, the Distribution Agent shall, as agent for such Rollover Unitholder, enter into a contract with the Depositor to purchase from the Depositor Units of the New Series (if any), at the public offering price for such Units on the Special Redemption Date or, if so instructed by the Rollover Unitholder, such other date as may be permitted by and described in the Prospectus. Such contract shall provide for purchase of the maximum number of Units of the New Series whose purchase price is equal to or less than the value of the Common Securities to be contributed and the cash proceeds held by the Distribution Agent for the Unitholder on such day (including therein the proceeds anticipated to be received in respect of Securities traded on such day net of all brokerage fees, governmental charges and any other expenses incurred in connection with such sale), to the extent Units are available for purchase from the Depositor. In the event a sale of non-Common Securities included in the Rollover Unitholder's Rollover Distribution shall not be consummated in accordance with its terms, the Distribution Agent shall apply the cash proceeds held for such Unitholder as of the settlement date for the purchase of Units of the New Series to purchase the maximum number of Units of the New Series which such cash balance will permit, and the Depositor agrees that the settlement date for Units of the New Series whose purchase was not consummated as a result of insufficient funds will be extended until cash proceeds from the Rollover Distribution are available in a sufficient amount to settle such purchase. If the Unitholder's Rollover Distribution will produce insufficient cash proceeds to purchase all of the Units of the New Series contracted for, the Depositor agrees that the contract shall be rescinded with respect to the Units of the New Series as to which there was a cash shortfall without any liability to the Rollover Unitholder or the Distribution Agent. Any cash balance remaining after such purchase shall be distributed within a reasonable time to the Rollover Unitholder. Units of the New Series will be uncertificated unless and until the Rollover Unitholder requests a certificate. Any cash held by the Distribution Agent shall be held in a non-interest bearing account which will be of benefit to the Distribution Agent in accordance with normal banking procedures. Neither the Trustee nor the Distribution Agent shall have any responsibility or liability for loss or depreciation resulting from any reinvestment made in accordance with this
Section 6.05, or for any failure to make such reinvestment in the event the Depositor does not make Units available for purchase."

     14. The second sentence of Section 7.01(e)(2)(E) shall be replaced in its entirety by "Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above. "


     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                              VAN KAMPEN FUNDS INC.

                             By /s/ JOHN F. TIERNEY
                   ------------------------------------------
                               Executive Director


                           VAN KAMPEN ASSET MANAGEMENT

                             By /s/ JOHN F. TIERNEY
                    ----------------------------------------
                               Executive Director


                              THE BANK OF NEW YORK

                             By /s/ DESMOND O'REGAN
                    ----------------------------------------
                                 Vice President


                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                       VAN KAMPEN UNIT TRUSTS, SERIES 474

     [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]